Exhibit 10.1
LOAN AGREEMENT

LOAN AGREEMENT (this “Agreement”), dated as of June 30, 2009, between COMPOSITE TECHNOLOGY CORPORATION, a Nevada corporation (the “Borrower), and NORTHLIGHT FINANCIAL LLC, a Delaware limited liability company (the “Lender” and, together with the Borrower, the “Parties”).

WITNESSETH

WHEREAS, the Borrower wishes to borrow from the Lender  five million Dollars ($5,000,000) for the purpose described in Section 2.1; and

WHEREAS, the Lender desires to make a loan to the Borrower for such purpose;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Lender and the Borrower agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           General Definitions.  Wherever used in this Agreement or the Exhibits  attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Business Day” means a day on which banks are open for business in The City of New York.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Common Stock” means the common stock of the Borrower.

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“DeWind Default” means an Event of Default set forth in Sections 5.4(d) or (e) which occurs with respect to DeWind, Inc.

“DeWind Litigation Matters” means (i) that certain action filed by Balfour Beatty Construction, LLC against the Borrower, DeWind, Inc. and Andrew R. Lockhart in the District Court of Dallas County, Texas on April 30, 2009 and (ii) that certain action filed by Schaeffler Group USA, Inc. against DeWind, Inc. in the U.S. District Court of the Central District of California, Southern Division on April 3, 2009.

“DeWind Sale” means the sale of any of the capital stock (or equivalent equity)  or any of the assets of DeWind, Inc., DeWind Turbines, Ltd., DeWind Ltd., DeWind Holdings, Ltd., DeWind GmbH or DeWind Purchasing GmbH.

 “Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Event of Default” has the meaning given to it in Section 5.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Assets” means (i) inventories and wind farm projects which are sold under commercial sales in the ordinary course of business and (ii) the Cuxhaven D8.2 0 Hertz prototype owned by the Borrower’s DeWind Ltd. Subsidiary.

“Excluded Judgment” means a judgment entered in connection with either of the DeWind Litigation Matters.

“Excluded Taxes” means all income taxes, minimum or alternative minimum income taxes, withholding taxes imposed on gross amounts, any tax determined based upon income, capital gains, gross income, sales, net profits, windfall profits or similar items, franchise taxes (or any other tax measured by capital, capital stock or net worth), gross receipts taxes, branch profits taxes, margin taxes (or any other taxes imposed on or measured by net income, or imposed in lieu of net income) payable by the Lender in any jurisdiction to any Government Authority (or political subdivision or taxing authority thereof) in connection with any payments received under this Agreement by the Lender, or any such tax imposed in connection with the execution and delivery of, and the performance of its obligations under, this Agreement.

“Final Payment” means such amount as may be necessary to repay the Loan in full and any other amounts owing by the Borrower to the Lender pursuant to the Financing Documents

“Final Payment Date” means the earlier of (i) the date on which the Borrower repays the outstanding principal of the Loan (together with any other amounts accrued and unpaid under any  Financing Document) to the Lender pursuant to this Agreement and (ii) December 30, 2009.

“Financing Documents” means this Agreement, the Note, the Warrant, the Security Agreement, the Guaranty  and any other document or instrument delivered in connection with any of the foregoing whether or not specifically mentioned herein or therein.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Authority” means any government, governmental department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative body or entity, domestic or foreign, federal, state or local having jurisdiction over the matter or matters and Person or Persons in question, including, without limitation, the SEC.

“Guaranty” means the Subsidiary Guaranty, dated as of the date hereof, made by each of the Major Subsidiaries in favor of the Lender.

“Indemnified Person” has the meaning given to it in Section 6.11.

“Indemnity” has the meaning given to it in Section 6.11.

“Interest Rate” means 10% per annum.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, privilege or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind.

“Loan” means the loan to be made available by the Lender to the Borrower pursuant to Section 2.2 in the amount of five million Dollars ($5,000,000).

“Loss” has the meaning given to it in Section 6.11.

“Major Subsidiary” means CTC Cable Corporation and DeWind Inc.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, prospects, condition (financial or otherwise) or property of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of any provision of any Financing Document, (c) the ability of the Borrower to timely perform the Obligations  or (d) the rights and remedies of the Lender under any Financing Document provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect:  (A) any adverse effect that results directly or indirectly from general economic, business, financial or market conditions; and (B) any adverse effect arising directly or indirectly from or otherwise relating to any of the industries or industry sectors in which the Borrower operates.

“Net Proceeds” means  the gross proceeds received from a DeWind Sale less legal fees and expenses and other expenses required by such Sale incurred by persons not Affiliates (as such term is defined in the Security Agreement) with the Borrower.

“Note”  means the note issued to the Lender evidencing the Loan in the form attached hereto as Exhibit A

“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under or in connection with the Financing Documents.

“Organizational Documents” means the Articles of Incorporation (or Certificate of Incorporation, as applicable) and Bylaws of the Borrower or Major Subsidiary, as the case may be.

“Permitted Indebtedness” means: (a) indebtedness of Borrower in favor of the Lender arising under this Agreement, (b) indebtedness existing as of the date hereof and set forth in Exhibit B to this Agreement, (c) indebtedness to trade creditors incurred in the ordinary course of business, and (d) indebtedness incurred where the proceeds are used in full payment of any Obligations.

“Permitted Liens” means: (a) Liens existing on the date hereof and set forth on Exhibit C to this Agreement, (b) Liens in favor of the Lender, (c) Liens relating solely to leases not prohibited under this Agreement, (d) statutory Liens created by operation of applicable law, (e) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (f) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (g) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (f) above, provided that the principal amount and interest rate thereof is not increased, (h) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods and (j) Liens from judgments, decrees or attachments in circumstances not constituting an Event of Default.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Security Agreement” means the Security Agreement, dated as of  the date hereof, between the Borrower, each Major Subsidiary  and the Lender.

“Subsidiary” or “Subsidiaries” means, as to the Borrower, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Taxes” means all deductions or withholdings for any and all present and future taxes, levies, imposts, stamp or other duties, fees, assessments, deductions, withholdings, all other governmental charges, and all liabilities with respect thereto.

“Warrant” means the warrant attached hereto as Exhibit D.

Section 1.2           Interpretation.  In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Article, Exhibit or Section shall be construed as a reference to that specified Article, Exhibit or Section of this Agreement; and any reference to any of the Financing Documents means such agreement or document as the same shall be amended, supplemented or modified and from time to time in effect.

Section 1.3           Business Day Adjustment.  If the day by which a payment is due to be made is not a Business Day, that payment shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment shall be made by the Business Day immediately preceding the day by which such payment is due to be made.

ARTICLE II

AGREEMENT FOR THE LOAN

Section 2.1           Use of Proceeds.  The Borrower shall use the Loan for general corporate purposes.

Section 2.2           Disbursement. Subject to satisfaction of the conditions contained in Article IV, the Lender agrees to disburse the Loan on the date of this Agreement.

Section 2.3           Repayment.  (a) The Borrower shall remit the Final Payment to the Lender on the Final Payment Date. Notwithstanding anything to the contrary herein, the Borrower may prepay all or any portion of the Loan, including any accrued and unpaid interest, at any time and from time to time on or prior to the Final Payment Date.

(b)	The Borrower shall use all of the Net Proceeds to prepay the Loan concurrently with such Sale.

(c)
If the Loan is not paid in full by [120 days from the date of this Agreement], the Borrower shall take such action as may be requested by the Lender to cause of all of the proceeds from the Borrower’s account receivables to be used to prepay the Loan commencing on such date; provided, however, that the proceeds so used shall be limited to $750,000 during the first 30 day period after such date and $1,000,000 during each successive 30 day period.

(d)
Within one Business Day of the Borrower’s receipt of any proceeds from (i) the sale of any of its assets that are not Excluded Assets for a gross sale price of $100,000 or more, (ii) claims made under its insurance policies, (iii) litigation or other proceedings, (iv) commercial settlements, or other sources not in the ordinary course of its business, the Borrower shall prepay the Loan in the amount of such proceeds.

(e)	All amounts used to prepay the Loan shall be applied first, to accrued and unpaid interest and second, to the outstanding principal amount.

Section 2.4           Closing Fee.  On the date hereof, the Borrower has paid to the Lender a closing fee of $200,000.

Section 2.5          Payments.  Payments of any amounts due to the Lender under this Agreement shall be made in Dollars in immediately available funds prior to 4:00 p.m. New York City time on such date that any such payment is due, at such bank or places, as the Lender shall from time to time designate in writing.  The Borrower shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments under any of the Financing Documents, except for any costs imposed by the Lender’s banking institutions.

Section 2.6           Taxes, Duties and Fees.

(a)         The Borrower shall pay or cause to be paid all present and future Taxes (other than Excluded Taxes, if any), duties, fees and other charges of whatsoever nature, if any, now or at any time hereafter levied or /imposed by any Government Authority by any department, agency, political subdivision or taxing or other authority thereof or therein, by any organization of which the applicable Government Authority is a member, or by any jurisdiction through which the Borrower makes payments hereunder, on or in connection with the payment of any and all amounts due under this Agreement, and all payments of principal and other amounts due under this Agreement shall be made without deduction for or on account of any such Taxes, duties, fees and other charges, except for Excluded Taxes, which may be deducted or withheld from payments made by the Borrower only if such deduction or withholding is required by applicable law.

(b)         If the Borrower is required to withhold any such amount or is prevented by operation of law or otherwise from paying or causing to be paid such Taxes, duties, fees or other charges as aforesaid except for Excluded Taxes, the principal or other amounts due under this Agreement (as applicable) shall be increased to such amount as shall be necessary to yield and remit to the Lender the full amount it would have received taking into account any such Taxes (except for Excluded Taxes), duties, fees or other charges payable on amounts payable by the Borrower under this Section 2.6(b) had such payment been made without deduction of such Taxes, duties, fees or other charges (all and any of such additional amounts, herein referred to as the “Additional Amounts”).

(c)         If Section 2.6(b) above applies and the Lender so requires, the Borrower shall deliver to the Lender official tax receipts evidencing payment or a copy of the filed Tax return reporting such payment (or certified copies thereof) of the Additional Amounts as soon as practicable.

(d)         If the Lender receives a refund from a Government Authority to which the Borrower has paid withholding Taxes pursuant to this Section 2.6, or relating to Taxes in respect of which the Borrower paid Additional Amounts, the Lender shall promptly pay such refund to the Borrower.

Section 2.7           Costs, Expenses and Losses.  If, as a result of any failure by the Borrower to pay any sums due under this Agreement on the due date therefor, the Lender shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to maintain the Loan, the Borrower shall pay to the Lender upon request by the Lender, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by it of a certificate from the Lender setting forth in reasonable detail such costs, expenses and/or losses.  For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include, without limitation, any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund the Loan or any portion thereof.

Section 2.8            Interest Rate.  The outstanding principal amount of the Loan shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed), payable in arrears monthly commencing on the last Business Day of each month.

Section 2.9            Interest on Late Payments.  Without limiting the remedies available to the Lender under the Financing Documents or otherwise, to the maximum extent permitted by applicable law, if the Borrower fails to make any payment of principal with respect to the Loan when due, the Borrower shall pay, in respect of the outstanding principal amount and interest of the Loan, interest at the rate per annum equal to the Interest Rate plus four hundred (400) basis points for so long as such payment remains outstanding.  Such interest shall be payable on demand.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1            Representations and Warranties of the Borrower.  Except as otherwise disclosed on a schedule attached hereto, the Borrower represents and warrant as of the date hereof  as follows:

(a)          The Borrower is a corporation duly organized and validly existing under the laws of the State of Nevada.

(b)         The Borrower and each Major Subsidiary is conducting its business in compliance with its Organizational Documents.  The Organizational Documents of the Borrower and each Major Subsidiary (including all amendments thereto) as currently in effect have been made available to the Lender and remain in full force and effect with no defaults outstanding thereunder.

(c)          The Borrower has full power and authority to enter into each of the Financing Documents and to make the borrowings and the other transactions contemplated thereby.

(d)            All authorizations, consents, approvals, registrations, exemptions and licenses that are necessary for the borrowing hereunder, the execution and delivery of the Financing Documents and the performance by the Borrower of its obligations thereunder have been obtained and are in full force and effect, except for such registrations and filings in connection with the issuance of the Warrant and shares of Common Stock pursuant the Financing Documents and filings necessary to comply with laws, rules, regulations and orders required in the ordinary course of business.

(e)            All authorizations, consents, approvals, registrations, exemptions and licenses with or from Government Authorities that are necessary for the conduct of the business of the Borrower and each Major Subsidiary as currently conducted and as proposed to be conducted have been obtained and are in full force and effect.

(f)          No Default or Event of Default (or any other default or event of default, however described) has occurred under any of the Financing Documents.

(g)            Neither the entering into any of the Financing Documents nor the compliance with any of its terms conflicts with, violates or results in a breach of any of the terms of, or constitutes a default or event of default (however described) or requires any consent under, to the extent applicable, (i) any agreement to which the Borrower is a party or by which it is bound, (ii) any of the terms of the Organizational Documents or (iii) any judgment, decree, resolution, award or order or any statute, rule or regulation applicable to the Borrower or its assets.

(h)          Neither the Borrower nor any Major Subsidiary is engaged in or the subject of any litigation, arbitration, administrative regulatory compliance proceeding, or investigation, nor are there any litigation, arbitration, administrative, regulatory, compliance proceedings or investigations pending or, to the knowledge of the Borrower, threatened before any court or arbitrator or before or by any Government Authority against the Borrower or a Major Subsidiary and the Borrower is not aware of any facts reasonably likely to give rise to any such proceeding.

(i)            Neither the Borrower nor any Major Subsidiary (i) is incapable of paying its debts as they fall due, is unable and has  admitted its inability to pay debts as they fall due, (ii) is  bankrupt or insolvent or (iii) has taken action, and no such action has been taken by a third party, for the winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer, in each case for the Borrower or any Major Subsidiary or any or all of their respective assets or revenues.

(j)            No Lien exists on the property of the Borrower or any Major Subsidiary, except for Permitted Liens.

(k)          The obligation of the Borrower to make any payment under this Agreement (together with all charges in connection therewith) is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim, cross-claim or defense of any nature whatsoever to any such payment.

Section 3.2           Borrower Acknowledgment.  The Borrower acknowledges that it has made the representations and warranties referred to in Section 3.1 with the intention of persuading the Lender to enter into the Financing Documents and that the Lender has entered into this Financing Document on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE IV

CONDITIONS OF DISBURSEMENT

Section 4.1           Conditions to Disbursement of the Loan.  The obligation of the Lender to make the Loan shall be subject to the fulfillment of the following conditions.  The Lender shall have received a copy of customary closing documents evidencing the authorization of the Borrower to execute, deliver and perform each of the Financing Documents and to engage in the transactions contemplated thereby and an opinion of Borrower’s counsel reasonably satisfactory to the Lender.

ARTICLE V

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1           Affirmative Covenants.  Unless the Lender shall otherwise agree:

(a)          The Borrower and each Major Subsidiary shall (i) maintain its existence and qualification to do business in such jurisdictions as may be required to conduct its business, except where the failure to so maintain such qualification would not reasonably be expected to have a Material Adverse Effect and (ii) maintain all approvals necessary for the Financing Documents to be in effect.

(b)         The Borrower and each Major Subsidiary shall comply in all material respects with all applicable laws, rules, regulations and orders of any Government Authority.

(c)         The Borrower and each Major Subsidiary shall obtain, make and keep in full force and effect all licenses, contracts, consents, approvals and authorizations from and registrations with Government Authorities that may be required to conduct its business

(d)         The Borrower shall promptly notify the Lender of the occurrence of (i) any Default or Event of Default, (ii) any claims, litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against the Borrower or any Major Subsidiary and (iii) each event which, at the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an event of default (however described) under any of the Financing Documents.

(e)         (i) If the Borrower is not required to file reports pursuant to Sections 13 or 15(d) of the Securities Exchange Act, the Borrower will provide consolidated quarterly financial statements for itself and its Subsidiaries within 45 days after the end of each quarter, and annual financial statements within 120 days after the end of each year, and (ii) the Borrower and its Subsidiaries will provide to the Lender copies of all documents, reports, financial data and other information as the Lender may reasonably request, and permit the Lender to visit and inspect any of the properties of the Borrower and its Subsidiaries, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times during regular business hours as the Lender may reasonably request.

(f)          The Borrower shall provide to the Lender evidence of the good standing of CTC Cable Corporation in the State of California within 15 days of the date of this Agreement.

(g)            The Borrower shall promptly provide to the Lender all documents filed or received by the Borrower or any Subsidiary thereof in connection with, and during the course of, the DeWind Litigation Matters, including, without limitation, in connection with an Attempted Attachment (as defined in the Security Agreement).

Section 5.2           Negative Covenants.  Unless the Lender shall otherwise agree:

(a)            Neither the Borrower nor any Subsidiary shall (i) liquidate or dissolve, (ii) enter into any consolidation, merger or reorganize, unless the Borrower or such Subsidiary is the surviving corporation or (iii) sell all or substantially all of its assets or the equity interests in any of its Subsidiaries; provided, however, that this Section 5.2(a) shall not apply to the DeWind Sale.

(b)          Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee, suffer to exist or become liable with respect to any indebtedness, other than Permitted Indebtedness, or voluntarily prepay any indebtedness.

(c)          Neither the Borrower nor any of its Subsidiaries shall incur or permit to exist any Lien on its assets other than Permitted Liens.

(d)          Neither the Borrower nor any of its Subsidiaries shall distribute any of its assets to any holder of an equity interest in the Borrower or any of its Subsidiaries, including, but not limited to, by way of dividend.

Section 5.3           Reimbursement of Taxes.  The Borrower shall pay all Taxes, duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration, notarization or enforcement of the Financing Documents and shall, upon notice from the Lender, reimburse the Lender for any such Taxes, duties, fees or other charges paid by the Lender thereon; provided, however, that notwithstanding the foregoing, under no circumstances shall the Borrower have any obligation to reimburse the Lender for Excluded Taxes.

Section 5.4           General Acceleration Provision upon Events of Default.  If one or more of the events specified in this Section 5.4 (each an “Event of Default”) shall have happened other than a DeWind Default, the Lender, by written notice to the Borrower, (any such notice, an “Acceleration Notice”), may declare the principal of, accrued interest on, the Loan or any part thereof (together with any other amounts accrued or payable under this Agreement) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Borrower, and take any further action available at law or in equity, including, without limitation, the sale of the Loan and all other rights acquired in connection with the Loan:

(a)          A Lender shall have failed to receive payment of (i) principal when due under the Note, or (ii) any other amounts due under and Facility Document within five (5) Business Days of their due date.

(b)          The Borrower shall have failed to comply with the due observance or performance of any other covenant contained in any Financing Document and such failure shall not have been cured by Borrower within 30 days after notice of such failure by Lender.

(c)            Any representation or warranty made by the Borrower in any Financing Document shall have been incorrect, false or misleading in any material respect as of the date it was made, deemed made, reaffirmed or confirmed.

(d)          (i) The Borrower or a Major Subsidiary shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) the Borrower or a Major Subsidiary shall declare a moratorium on the payment of its debts; (iii) the commencement by the Borrower or a Major Subsidiary of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) or of any substantial part of their respective assets; (iv) the commencement against the Borrower or a Major Subsidiary or any substantial part of its assets of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of ninety (90) days; or (v) any other event shall have occurred which under any applicable law would have an effect analogous to any of those events listed above in this subsection.

(e)          One or more judgments other than an Excluded Judgment against the Borrower or a Major Subsidiary or attachments against any of their respective property, which in the aggregate exceed $100,000 prior to the DeWind Sale and $200,000 thereafter, is unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days from the date of entry of such judgment.

(f)          The Borrower repudiates any of the Financing Documents or challenges the validity or enforceability of Financing Documents.

(g)          The Borrower repudiates any of the Financing Documents or challenges the validity or enforceability of Financing Documents.  The validity of any Financing Document shall be contested by any legislative, executive or judicial body of any jurisdiction, or any treaty, law, regulation, communiqué, decree, ordinance or policy of any jurisdiction shall purport to render any material provision of any Financing Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by the Borrower of the Obligations.

(h)          There is a failure to perform in any agreement to which the Borrower is a party with a third party or parties resulting in the acceleration of the maturity of any indebtedness for borrowed money in an amount in excess of $100,000 prior to the DeWind Sale and $200,000 thereafter.

(i)          If the Borrower breaches any of the terms of the Warrant.

Section 5.5           Automatic Acceleration on Dissolution or Bankruptcy.  Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.4(d) shall occur other than a DeWind Default, the principal of the Loan (together with any other amounts accrued or payable under this Agreement) shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 5.6           Recovery of Amounts Due.  If any amount payable hereunder is not paid as and when due, the Borrower hereby authorizes the Lender to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower to the full extent of all amounts payable to the Lender.

ARTICLE VI

MISCELLANEOUS

Section 6.1           Notices.  Any notice, request or other communication to be given or made under this Agreement shall be in writing.  Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, international courier (confirmed by facsimile), or facsimile (with a hard copy delivered within two (2) Business Days) to the Party to which it is required or permitted to be given or made at such Party’s address specified below or at such other address as such Party shall have designated by notice to the other Parties.

For the Borrower:

Composite Technology Corporation
2026 McGaw Avenue
Irvine, California 92614
Attention: Benton Wilcoxon
Facsimile: (949) 428-8500

with a courtesy copy to:

Richardson & Patel, LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Attention:  Ryan Hong, Esq.
Facsimile:  (310) 208-1154

For the Lender:

Northlight Financial LLC
24 West 40th Street, 12th Floor
New York, New York 10018
Attention: Robert B. Woods
Facsimile: (212) 247-0002

with a courtesy copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022-2585
Facsimile: (212) 894-5505
Attention: Howard S. Jacobs, Esq.

Section 6.2           Waiver of Notice.  Whenever any notice is required to be given to the Lender or the Borrower under any of the Financing Documents, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3           Reimbursement of Legal and Other Expenses. On the date hereof, the Borrower has reimbursed the Lender for the fees and expenses incurred by the Lender’s counsel in the preparation of the Financing Documents.  If any amount owing to the Lender under any Financing Document shall be collected through enforcement of this Agreement, any refinancing or restructuring of the Loan in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Borrower shall pay (in addition to all monies then due in respect of the Loan or otherwise payable under any Financing Document) attorneys’ and other fees and expenses incurred in respect of such collection.

Section 6.4           Applicable Law and Consent to Non-Exclusive New York Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of such State.

(a)            Each party hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in The City of New York, borough of Manhattan or the City of [San Francisco] for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or other proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such court, action or other proceeding is improper.  Final, non-appealable judgment against any party in any such action, suit or other proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.  Nothing contained in any Financing Document shall affect the right of the Lender to commence legal proceedings in any court having jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other legal papers upon the Borrower in any manner authorized by the laws of any such jurisdiction.  The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such action, suit or other proceeding brought in the courts of the State of New York or in the United States District Court for the Southern District of New York, and any claim that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum.

(b)            The Borrower hereby waives any and all rights to demand a trial by jury in any action, suit or other proceeding arising out of any Financing Document or the transactions contemplated by any Financing Document.

(c)            To the extent that the Parties may, in any suit, action or other proceeding brought in any court arising out of or in connection with any Financing Document, be entitled to the benefit of any provision of law requiring the Borrower or the Lender, as applicable, in such suit, action or other proceeding to post security for the costs of the Borrower or the Lender, as applicable, or to post a bond or to take similar action, the Parties hereby irrevocably waive such benefit, in each case to the fullest extent now or hereafter permitted under any applicable laws.

Section 6.5           Successor and Assigns. This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that the Borrower may not assign or otherwise transfer all or any part of its rights under this Agreement or the Obligations without the prior written consent of the Lender.

Section 6.6           Entire Agreement.  The Financing Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto.  The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of each Party.

Section 6.7           Severability.  If any provision contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.8           Counterparts.  This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9            Survival.

(a)           This Agreement and all agreements, representations and warranties made in the Financing Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the Parties and shall survive the execution and delivery of this Agreement and the making of the Loan regardless of any investigation made by any other Party or on its behalf, and shall continue in force until all amounts payable under the Financing Documents shall have been fully paid in accordance with the provisions hereof and thereof, and the Lender shall not be deemed to have waived, by reason of making the Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge of any such Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time made hereunder.

(b)          The obligations of the Borrower under Section 2.6 and the obligations of the Borrower and the Lender under this Section 6.9 hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Agreement or any provision hereof.

Section 6.10         Waiver.  Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision.  No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Lender upon any default under this Agreement or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Lender in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Lender in respect of any other default.  All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 6.11          Indemnity.

(a)           The Parties shall, at all times, indemnify and hold each other harmless (the “Indemnity”) and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the cost of defending against such claims), damages, liabilities, penalties, or other expenses which may be incurred by or asserted against an Indemnified Person arising out of, any investigation, litigation or proceeding relating to the Financing Documents (each, a “Loss”), the extension of credit hereunder or the Loan or the use or intended use of the Loan, which an Indemnified Person may incur or to which an Indemnified Person may become subject.  The Indemnity shall not apply to the extent that a court or arbitral tribunal with jurisdiction over the subject matter of the Loss, and over the Lender or the Borrower, as applicable, and such other Indemnified Person that had an adequate opportunity to defend its interests, determines that such Loss resulted from the gross negligence or willful misconduct of the Indemnified Person, which determination results in a final, non-appealable judgment or decision of a court or tribunal of competent jurisdiction.  The Indemnity is independent of and in addition to any other agreement of any Party under any Financing Document to pay any amount to the Lender or the Borrower, as applicable, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement.

(b)           Without prejudice to the survival of any other agreement of any of the Parties hereunder, this Agreement and the obligations of the Parties contained in this Section 6.11 shall survive the termination of each other provision hereof and the payment of all amounts payable to the Lender hereunder.

Section 6.12        No Usury.  The Financing Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Lender for the Loan exceed the maximum amount permissible under applicable law.  If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Lender shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan, such deemed excess shall be refunded to the Borrower.  All sums paid or agreed to be paid to the Lender for the Loan shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan until payment in full so that the deemed rate of interest on account of the Loan is uniform throughout the term thereof.  The terms and provisions of this paragraph shall control and supersede every other provision of this Agreement and the Note.

Section 6.13        Further Assurances.  From time to time, the Borrower shall perform any and all acts and execute and deliver to the Lender such additional documents as may be necessary or as requested by the Lender to carry out the purposes of any Financing Document or to preserve and protect the Lender’ rights as contemplated therein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

LENDER:

NORTHLIGHT FINANCIAL LLC

By:
	Name:	Mark P. Hirschhorn
	Title:	Managing Member

BORROWER:

COMPOSITE TECHNOLOGY CORPORATION

By:
Name:
Title: